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                                                                   EXHIBIT 4.9

           SECOND AMENDMENT TO SUBSCRIPTION AGREEMENTS AND WARRANTS

This agreement is made this 29th day of February, 2000, by and between Chequemate International, Inc. dba C-3D Digital, Inc., a Utah corporation and Augustine Fund, L.P., an Illinois limited partnership (the "Subscriber").

I. WHEREAS, the parties to this agreement have entered into subscription agreements for 8% convertible redeemable debentures on December 21, 1998, February 9, 1999 and June 4, 1999 ("the "Subscription Agreements"), pursuant to which thirteen (13) debentures (the "Debentures") have been issued;

II. WHEREAS, pursuant to the Subscription Agreements and an amendment thereto dated December 1, 1999, C-3D has granted common stock purchase warrants to the Subscriber (the "Warrants") on December 21, 1999, February 9, 1999, June 4, 1999 and December 1, 1999; and

III. WHEREAS, C-3D and the Subscriber desire to modify its December 1, 1999 amendment agreement.

NOW, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. The defined terms of the referenced Subscription Agreements, Debentures and Warrants shall have the same meaning in this Amended Agreement.

2. The parties agree to cancel paragraphs 2, 3, 4 and 5 of the December 1, 1999 amendment agreement. This contemplates (a) the cancellation of the warrant for 100,000 pre-split shares of stock of C-3D granted pursuant to the December 1, 1999 amendment agreement, (b) the reinstatement of the previous exercised prices for the December 21, 1999, February 1, 1999 and June 4, 1999 warrants (on a post-split basis $14.56, $14.16 and $14.16 respectively) and (c) the cancellation of any waiver of the Registration Payment provided for in the Debentures.

Augustine Fund, L.P.                         C-3D Digital, Inc.
By Augustine Capital Management, L.L.C.


By /s/ John Porter                      By /s/ J. Michael Heil
   ---------------------------             ---------------------------
   Its: President                          J. Michael Heil, CEO


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